                                                                       Exhibit 5




                             STOCK OPTION AGREEMENT


   AGREEMENT, dated as of November 29, 1995, by and among Rite Aid Corporation, a Delaware corporation ("Parent"), Ocean Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Revco D.S., Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:
                              - - - - - - - - - -
   WHEREAS, immediately prior to the execution of this Agreement, Parent, Sub and the Company, have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company (the "Merger");

   WHEREAS, in furtherance of the Merger, Parent and the Company desire that as soon as practicable (but in no event later than five business days) after the execution of the Merger Agreement, Sub shall commence an offer (the "Offer") to purchase for cash not less than 35,144,833 shares and up to all of the issued and outstanding Company Common Stock (as defined in Section 1 hereof), or such greater number of shares as equals 50.1% of the shares outstanding on a fully diluted basis as of the expiration of the Offer, at a price of $27.50 per share of Company Common Stock; and

   WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Sub have required that the Company agree, and the Company has agreed, to enter into this Agreement;

   NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:
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   1.  CERTAIN DEFINITIONS.  Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

   a. "BENEFICIALLY OWN" OR "BENEFICIAL OWNERSHIP" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act.

   b. "COMPANY COMMON STOCK" shall mean at any time the common stock, $.01 par value, of the Company.

   c. "PERSON" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

   2. GRANT OF STOCK OPTION. In order to induce Parent and Sub to enter into the Merger Agreement, the Company hereby grants to Parent an unconditional, irrevocable option (a "Stock Option") to purchase up to 13,251,010 fully paid and nonassessable shares of Company Common Stock at a purchase price of $27.50 per share (the "Purchase Price"), or such other number of shares of Company Common Stock as equals 19.9% of the Company's issued and outstanding shares of Company Common Stock at the time of exercise of the Stock Option; provided that in no event shall the number of shares of Company Common Stock for which the Stock Option is exercisable exceed 19.9% of the shares of Company Common Stock issued and outstanding at the time of exercise of the Stock Option (the "Option Shares"). The number of shares of Company Common Stock that may be received upon the exercise of the Stock Option is subject to adjustments as herein set forth.

   3. EXERCISE OF STOCK OPTION. (a) Upon (x) the occurrence of a Trigger Event (as defined in Section


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7.3 of the Merger Agreement), or (y) the occurrence of the condition set forth in clause (h) of Annex A to the Merger Agreement, the Stock Option shall become immediately exercisable, in whole or in part, and remain exercisable in whole or in part until the later of (i) the date which is six months after the date the Stock Option first became exercisable and (ii) the fifth business day following expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (the "Option Period").

   (b) In the event that Parent is entitled to and wishes to exercise the Stock Option, Parent shall, during the Option Period, send a written notice (the "Notice") to the Company identifying the place and date for the closing of such purchase and the number of Option Shares to be purchased. Upon the giving by Parent to the Company of the Notice and the tender of the aggregate Purchase Price at the closing so specified, Parent shall be deemed to be the holder of record of the shares of Company Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Company Common Stock shall not then be actually delivered to Parent. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 3 in the name of Parent or its assignee, transferee or designee.

   4. SALE OF OPTION SHARES. If, at any time following the exercise of the Option, Parent shall either (i) transfer, sell or otherwise dispose of any or all of the Option Shares, including, without limitation, by means of tender or exchange of any or all of the Option Shares pursuant to a tender or exchange offer involving the capital stock of the Company, or (ii) convert such Option Shares into cash, capital stock, other securities or any other consideration of any third party in a merger any recapitalization or restructuring or similar business combination transaction (a "Business Combination Transaction"), Parent shall pay to the Company within five days the amount equal to the Profit (as defined below) Parent shall receive, if any, pursuant to such Disposition or Business Combination Transaction. "Profit", for purposes





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of this Agreement, shall equal (i) the product of (a) the number of Option
Shares Parent transfers, sells, tenders, exchanges or otherwise disposes of pursuant to a Disposition or a Business Combination Transaction by (b) the excess of the per Share consideration received by Parent pursuant to such Disposition or Business Combination Transaction valuing any non-cash consideration at its fair market value on the date of such consummation (not including any increase in such aggregate per Share consideration after the date thereof) over the Purchase Price. For purposes hereof, the fair market value of any non-cash consideration shall be the closing price or the last sale price, or, in case no such sale takes place on the day of consummation of such Business Combination Transaction, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such consideration is listed or admitted to trading or, if such consideration is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if not so determinable, the fair value of such consideration on such date shall be determined in good faith by the Board of Directors of Parent.

   5. COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to, and agrees with, Parent and Sub as follows:

   a. ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power or other power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.





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   b.  CORPORATE AUTHORIZATION.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

   c. AUTHORIZED STOCK. The Company has taken all necessary corporate and other action to authorize, reserve and permit it to issue, and, at all times from the date hereof until the obligation to deliver the Option Shares upon the exercise of the Stock Option terminates, will have reserved for issuance, upon exercise of the Stock Option, shares of Company Common Stock necessary for Parent to exercise the Stock Option, and the Company will take all necessary corporate action to (x) authorize and reserve for issuance all additional shares of Company Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Stock Option and (y) protect the rights of Parent against dilution. The shares of Company Common Stock to be issued upon due exercise of the Stock Option, including all additional shares of Company Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of the Company.

   d. NO CONFLICTS. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions con-





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templated hereby or compliance by the Company with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents applicable to the Company or any of its subsidiaries,
(B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, pledge, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any of their respective properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of its properties or assets.

   e. RELIANCE BY PARENT. The Company understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Company's execution and delivery of this Agreement.

   f. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

   g. LISTING ON NEW YORK STOCK EXCHANGE. Upon the exercise of the Stock Option, the Company shall use its best efforts to promptly list on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance, the shares of Company Common Stock to be issued pursuant to this Agreement.

   6. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub hereby represent and warrant to the Company as follows:

   a. ORGANIZATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good





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standing  under the laws of the State of Delaware, has all requisite corporate power or other power and authority to execute and deliver this Agreement and perform their respective obligations hereunder. The execution and delivery by Parent and Sub of this Agreement and the performance by Parent and Sub of their respective obligations hereunder have been duly and validly authorized by the Board of Directors of each of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

   b. CORPORATE AUTHORIZATION. This Agreement has been duly and validly executed and delivered by Parent and Sub and constitutes a valid and binding agreement of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

   c. NO CONFLICTS. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the Exchange Act and the Securities Act (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent or Sub and the consummation by Parent or Sub of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent of Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent or Sub with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents applicable to Parent or Sub, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license,





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contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or Sub or any of their respective properties or assets.

   7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in Company Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares of Company Common Stock subject to the Stock Option and the Purchase Price shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Company Common Stock are issued or otherwise become outstanding as a result of any such change after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Company Common Stock subject to the Stock Option shall be adjusted so that, after such issuance and together with shares of Company Common Stock previously issued pursuant to the exercise of the Stock Option (as adjusted on account of any of the foregoing change in Company Common Stock), it equals 19.9% of the number of shares of Company Common Stock then issued and outstanding. Nothing contained in this Section 7 shall be deemed to authorize the Company to breach any provision of the Merger Agreement.

   8.  REGISTRATION RIGHTS.  The Company shall, if requested by Parent at any
time and from time to time   within three years of the first exercise of the
Stock Option, promptly prepare, file and keep current a registration statement under the Securities Act in order to permit the sale or other disposition of the shares of Company Common Stock that have been acquired by or are issuable to Parent upon exercise of the Stock Option in accordance with the intended method of sale or other disposition stated by Parent, including a "shelf" registration statement under Rule 415 of the Securities Act or any successor provision, and the Company shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Parent shall provide all information reasonably requested by the Company for inclusion in any registration statement to be





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filed hereunder.  The Company will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Parent shall have the right to demand one such registration. The Company shall bear the costs of such registration (including, but not limited to, the Company's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Parent's counsel related thereto). If requested by Parent, in connection with such registration, the Company will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities, and other agreements customarily included in such underwriting agreements. Upon receiving any request from the Company or assignee thereof under this Section 8, the Company agrees to send a copy thereof to Parent and to any assignee thereof known to the Company, in each case by promptly mailing the same, postage prepaid, to the address of record of the person entitled to receive such copies.

   9. TERMINATION. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Option Shares shall terminate upon the earlier of (i) the consummation of the Merger and (ii) the expiration of the Option Period.

   10.  MISCELLANEOUS.

    a. ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities





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under or by reason of this Agreement, except as expressly provided herein.

   b. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

   c. AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

   d. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to the Company:  Revco D.S., Inc.
                             1925 Enterprise Parkway
                             Twinsburg, Ohio  44087
                             Attention:  Chief Executive Officer
                             Telephone No: (216) 425-9811
                             Telecopy No:  (216) 487-1679

         copy to:            Michael K.L. Wager, Esq.
                             Benesch, Friedlander,
                               Coplan & Aronoff
                             2300 BP America Building
                             200 Public Square
                             Cleveland, Ohio  44114
                             Telephone No: 216-363-4500
                             Telecopy No:  216-363-4588





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         If to Parent    Rite Aid Corporation
         or Sub:         30 Hunter Lane
                         Camp Hill, Pennsylvania  17011
                         Attention:  Chief Executive Officer
                         Telephone No: (717) 761-2633
                         Telecopy No:  (717) 975-5905

         copy to:        Nancy A. Lieberman, Esq.
                         Skadden, Arps, Slate,
                           Meagher & Flom
                         919 Third Avenue
                         New York, New York  10022
                         Telephone No:  (212) 735-3000
                         Telecopy No:   (212) 735-2000


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                 e. SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                 f. SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.





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                 g.  REMEDIES CUMULATIVE.  All rights, powers and remedies
provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                 h. NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                 i. NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

                 j. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                 k. JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (l) and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

                 l. DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.





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                 m.  COUNTERPARTS.  This Agreement may be executed in
counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.





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                 IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be duly executed as of the day and year first above written.


                                     RITE AID CORPORATION


                                     By: /s/ Martin L. Grass
                                        ----------------------------
                                        Name:  Martin L. Grass
                                        Title: Chairman of the Board
                                               and Chief Executive
                                               Officer


                                     OCEAN ACQUISITION CORPORATION


                                     By: /s/ Martin L. Grass
                                        ----------------------------
                                        Name:  Martin L. Grass
                                        Title: President


                                     REVCO D.S., INC.


                                     By: /s/ D. Dwayne Hoven
                                        ----------------------------
                                        Name:  D. Dwayne Hoven
                                        Title: President and Chief
                                               Executive Officer





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